Consent of Independent Registered Public Accounting Firm

To the Board of Managers

Ministry Partners Investment Company, LLC

Brea,  California

We hereby consent to the use, in the Form S-1 Registration Statement dated November 12, 2020 of Ministry Partners Investment Company, LLC, of our report dated March 27, 2020 accompanying the consolidated financial statements of Ministry Partners Investment Company, LLC and subsidiaries as of December 31, 2019 and 2018 and for the years then ended contained in such Form S-1 Registration Statement dated November  12, 2020.

We also consent to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Form S-1 Registration Statement.

/s/ Hutchinson and Bloodgood LLP

Glendale, California

November 12, 2020